Exhibit 99.1

Wecast Network (formerly YOU On Demand) Announces Q3 2016 Results

•      Q3 2016 Revenues up 242% vs Q3 2015

•      YTD 2016 Revenues up 47% vs YTD 2015

•      Company Begins Trading Today with New Ticker Symbol “WCST”

•      Investor Update Call Scheduled Today at 8:00 a.m. EST

New York, NY, November 14, 2016 – Wecast Network, Inc. (NASDAQ: WCST) (“Wecast” or the “Company” or “WCST”), formerly YOU On Demand Holdings, Inc. or “YOD,” announced today its Q3 2016 operating results for the period ended September 30, 2016 (a full copy of the Company’s quarterly report on Form 10-Q is also being posted at www.sec.gov).

Conference Call: Chairman Bruno Wu and CFO Mei Chen will host a conference call at 8:00 a.m. EST today.

To join the webcast, please visit the ‘Webcasts and Events’ section of the WCST corporate website, http://corporate.yod.com. Otherwise, the toll-free dial-in is: 877/407-3107; international callers should dial: 201/493-6796.

NEW TRADING SYMBOL

Beginning today and following this morning’s earnings call, at 9:30AM Eastern Standard Time, the Company, formerly known as YOU On Demand Holdings, Inc., will continue its trading on the Nasdaq Stock Exchange, but will now be known as Wecast Network, Inc. The new Company trading symbol will now be, WCST.

WCST Q3 2016 OPERATING RESULTS

Revenue for Q3 2016 was approximately $1,627,000, as compared to $476,000 for the same period in 2015, an increase of 242%. The revenue increase was primarily attributed to the revenue increase from our cable platform, which comprised 78% of the total revenue for the period. Revenue for the nine months ended September 30, 2016 was approximately $4,377,000, as compared to $2,984,000 for the same period in 2015, an increase of 47%.

Cost of revenues was approximately $894,000 in Q3 2016, as compared to $900,000 for the same period in 2015.

Gross profit Q3 2016 was approximately $733,000 as compared to gross loss of $424,000 during the same period in 2015. Our gross profit margin percentage was 45% and -89% for Q3 2016 and Q3 2015, respectively. The increase in gross profit of approximately $1,157,000 was primarily due to the increase of revenue recognized in the third quarter of this year, which was driven by certain significant minimum guarantee contracts signed and executed from cable-based revenue streams, occurring alongside our current business transformation and expansion.

Our selling, general and administrative (SG&A) expenses for Q3 2016, increased approximately $488,000, to $2,320,000, as compared to $1,832,000 for the same period in 2015.

Salaries and personnel costs are the primary components of SG&A, accounting for 51% and 58% of SG&A expenses in Q3 2016 and 2015, respectively. In Q3 2016, salaries and personnel costs totaled $1,193,000, an increase of approximately $131,000, or 12%, as compared to $1,062,000 for the same period of 2015.

The other major components of our SG&A expenses include marketing and promotion expenses, outsourced technology costs, rent and severance. In Q3 2016, these costs totaled $1,127,000, a net increase of approximately $356,000, or 46%, compared to $771,000 for the same period in 2015. The increase was primarily attributed to the increase of bad debt expense and business travel by $367,000 and $76,000 respectively. This increase which was offset by a decrease of marketing promotion expenses and outsourcing R&D of costs by approximately $115,000 and $45,000 respectively.

Net loss in Q3 2016 was $2.047 million for Q3 2016 compared to $2.086 million in the comparable 2015 period. Basic and diluted loss per share for Q3 2016 was $0.05 as compared to a $0.09 loss per share in the same period in 2015.

Chairman Bruno Wu stated, “With the name change to Wecast Network now officially complete we begin a new chapter in the history of this Company. As we reimagine and build-out our business model into global, vertical, ubiquitous and transactional revenue streams, revenues from the legacy business continue to moderately build off of prior comparative periods. With that being said, we are working towards completion of the previously announced M.Y. Products deal, which assuming all boxes are checked, can be completed sometime in Q4. With that deal and infrastructure in place, along with several other previously announced strategic partnerships and joint ventures, the Wecast vision of a smart e-commerce & content media company can continue to take shape. What Wecast ultimately seeks to achieve is the creation of a value chain of Branding, Content, Commerce and Licensing all intertwined and run in an aggregated, synergetic and interwoven manner on one platform. This platform will look to capture the massive opportunity that exists when targeting media and content consumers who are now accustomed to the benefits of vertical consumption.”

About Wecast Network, Inc. (http://corporate.yod.com)

Wecast Network, Inc (NASDAQ: WCST) is leveraging and optimizing its current operations as a premium content Video On Demand service provider in China to evolve into a global, vertical, ubiquitous and transactional B2B2C, mobile-driven, consumer management platform for both enterprises and consumers. By aiming to establish the world’s premier multimedia, social networking and smart e-commerce-enabled network with the largest global effective connected user base, Wecast, through this expanded, cloud-based, ecosystem of connected screens combined with strong partnerships with leading global providers, will be capable of delivering a vast array of WCST/YOD–branded products and services to enterprise customers and end-use consumers - anytime and anywhere, across multiple platforms and devices.

Wecast has content distribution agreements in place with many of Hollywood's top studios including Disney Media Distribution, Paramount Pictures, NBC Universal and Twentieth Century Fox Television Distribution, Miramax, as well as a broad selection of the best content from Chinese filmmakers. In addition, the Company has governmental partnerships and licenses as well as numerous JV partnerships and strategic cooperation agreements with an array of distribution and content partners in the global new media space. Wecast is headquartered in both New York, NY and Beijing, China.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:

Jason Finkelstein

Director Strategy & IR

Wecast Network, Inc.

212-206-1216

Financial Tables Follow

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015

Revenue	$1,626,844	$476,165	$4,377,034	$2,983,741
Cost of revenue	893,796	900,284	2,609,975	2,772,322
Gross profit/(loss)	733,048	(424,119)	1,767,059	211,419

Operating expenses:
Selling, general and administrative expense	2,320,247	1,832,443	6,294,206	5,939,559
Professional fees	326,353	141,034	964,290	581,115
Depreciation and amortization	123,502	98,643	344,308	283,468
Impairment of long-lived assets (Note 6)	172,064	-	172,064	-
Total operating expense	2,942,166	2,072,120	7,774,868	6,804,142

Loss from operations	(2,209,118)	(2,496,239)	(6,007,809)	(6,592,723)

Interest and other income/(expense)
Interest expense, net	(24,971)	(30,613)	(225,154)	(89,168)
Change in fair value of warrant liabilities	58,220	91,315	201,826	125,364
Equity in earning (loss) of equity method investees	17,487	(50,642)	(19,862)	(143,666)
Other	(3,313)	142,280	(8,409)	95,937
Loss before income taxes and non-controlling interest	(2,161,695)	(2,343,899)	(6,059,408)	(6,604,256)

Income tax benefit	8,612	8,612	25,836	25,836

Net loss	(2,153,083)	(2,335,287)	(6,033,572)	(6,578,420)

Net loss attributable to non-controlling interest	105,879	249,369	261,808	376,893

Net loss attributable to Wecast Network shareholders	$(2,047,204)	$(2,085,918)	$(5,771,764)	$(6,201,527)

Basic and diluted loss per share	$(0.05)	$(0.09)	$(0.18)	$(0.26)

Weighted average shares outstanding:
Basic and diluted	41,184,037	24,003,403	31,640,230	23,890,929

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,	September 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(6,033,572)	$(6,578,420)
Adjustments to reconcile net loss to net cash used in operating activities
Share-based compensation expense	286,577	967,902
Provision for doubtful accounts (Note 4)	366,887	9,087
Depreciation and amortization	344,308	283,468
Amortization of debt issuance costs	122,696	-
Income tax benefit	(25,836)	(25,836)
Equity in losses of equity method investees	19,862	143,666
Loss on disposal of assets	-	2,421
Change in fair value of warrant liabilities	(201,826)	(125,364)
Interest expense accrued for convertible note	90,082	-
Impairment of long-lived assets	172,064	-
Foreign currency exchange losses	3,431	-

Change in assets and liabilities:
Accounts receivable	(2,779,597)	(1,496,756)
Licensed content	(613,342)	80,889
Prepaid expenses and other assets	91,338	(338,814)
Accounts payable	173,342	(88,440)
Accrued expenses, salary and other current liabilities	139,819	346,468
Deferred revenue	(10,614)	204,560
Accrued license content fees	85,389	398,064
Net cash used in operating activities	(7,940,547)	(6,217,105)

Cash flows from investing activities:
Acquisition of property and equipment	(3,130,859)	(32,193)
Acquisition of leasehold improvements	(455,723)	-
Deposit for investment (Note 10)	(650,204)	-
Investments in intangibles	(2,811,693)	(48,938)
Investment in long term investments	(3,584,025)	-
Net cash used in investing activities	(10,632,504)	(81,131)

Cash flows from financing activities
Proceeds from issuance of shares and warrant (Note 8 and Note 11)	18,000,000	-
Costs associated with financing activities	(294,890)	-
Net cash provided by financing activities	17,705,110	-
Effect of exchange rate changes on cash	(61,670)	(157,374)
Net decrease in cash	(929,611)	(6,455,610)

Cash at beginning of period	3,768,897	10,812,371

Cash at end of period	$2,839,286	$4,356,761

Supplemental Cash Flow Information:

Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-
Exchange of Series E Preferred Stock for common stock	$100	$110
Issuance of convertible note for licensed content (Note 11)	$17,717,847	$-
Issuance of shares for the settlement of liability	$75,000	$-
Issuance of shares upon conversion of convertible note, including accrued interest and debt issuance cost (Note 11)	$17,733,297	$-
Acquisition of long term investment through transfer of Game IP rights (Note 7)	$2,714,441	$-
Payable for workforce acquired (Note 6)	$90,828	$-